Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Number 333-253293

Ford Motor Credit Company LLC

Final Term Sheet

6.798% Notes due 2028

7.122% Notes due 2033

6.798% Notes due 2028

Issuer:	Ford Motor Credit Company LLC

Ratings (Moody’s / S&P / Fitch)*:	Ba1 (Stable) / BBB- (Stable) / BBB- (Stable)

Trade Date:	November 2, 2023

Settlement Date:	November 7, 2023 (T+3)

Stated Maturity:	November 7, 2028

Principal Amount:	$1,500,000,000

Interest Rate:	6.798%

Benchmark Treasury:	4.875% due October 31, 2028

Benchmark Treasury Yield and Price:	4.648%; 101-00

Spread to Benchmark Treasury:	+215 basis points

Yield to Maturity:	6.798%

Price to Public:	100.000% of principal amount plus accrued interest from November 7, 2023

Underwriting Discount:	0.350%

Net Proceeds (Before Expenses) to Issuer:	$1,494,750,000 (99.650%)

Interest Payment Dates:	Semi-annually on each May 7 and November 7, beginning May 7, 2024
Redemption Provision:

Make-Whole Call: The Notes may be redeemed, in whole or in part, prior to October 7, 2028 (one month prior to maturity date) (the “2028 Notes Par Call Date”), at a redemption price equal to the greater of (i) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the 2028 Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 35 basis points less (b) interest accrued to the date of redemption, and (ii) 100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest to the redemption date.

Par Call: The Notes may be redeemed, in whole or in part, on or after the 2028 Notes Par Call Date, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to the redemption date.

Joint Book-Running Managers:

BofA Securities, Inc.

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

Mizuho Securities USA LLC

NatWest Markets Securities Inc.

SMBC Nikko Securities America, Inc.

Banco Bradesco BBI S.A.

Goldman Sachs & Co. LLC

Morgan Stanley & Co. LLC

UBS Securities LLC

Co-Managers:

Academy Securities, Inc.

Loop Capital Markets LLC

Santander US Capital Markets LLC

Standard Chartered Bank

U.S. Bancorp Investments, Inc.

Independence Point Securities LLC

Siebert Williams Shank & Co., LLC

CUSIP/ISIN:	345397D59 / US345397D591

7.122% Notes due 2033

Issuer:	Ford Motor Credit Company LLC

Ratings (Moody’s / S&P / Fitch)*:	Ba1 (Stable) / BBB- (Stable) / BBB- (Stable)

Trade Date:	November 2, 2023

Settlement Date:	November 7, 2023 (T+3)

Stated Maturity:	November 7, 2033

Principal Amount:	$1,250,000,000

Interest Rate:	7.122%

Benchmark Treasury:	3.875% due August 15, 2033

Benchmark Treasury Yield and Price:	4.672%; 93-25+

Spread to Benchmark Treasury:	+245 basis points

Yield to Maturity:	7.122%

Price to Public:	100.000% of principal amount plus accrued interest from November 7, 2023

Underwriting Discount:	0.450%

Net Proceeds (Before Expenses) to Issuer:	$1,244,375,000 (99.550%)

Interest Payment Dates:	Semi-annually on each May 7 and November 7, beginning May 7, 2024
Redemption Provision:

Make-Whole Call: The Notes may be redeemed, in whole or in part, prior to August 7, 2033 (three months prior to maturity date) (the “2033 Notes Par Call Date”), at a redemption price equal to the greater of (i) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the 2033 Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 40 basis points less (b) interest accrued to the date of redemption, and (ii) 100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest to the redemption date.

Par Call: The Notes may be redeemed, in whole or in part, on or after the 2033 Notes Par Call Date, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to the redemption date.

Joint Book-Running Managers:

BofA Securities, Inc.

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

Mizuho Securities USA LLC

NatWest Markets Securities Inc.

SMBC Nikko Securities America, Inc.

Banco Bradesco BBI S.A.

Goldman Sachs & Co. LLC

Morgan Stanley & Co. LLC

UBS Securities LLC

Co-Managers:

Academy Securities, Inc.

Loop Capital Markets LLC

Santander US Capital Markets LLC

Standard Chartered Bank

U.S. Bancorp Investments, Inc.

Independence Point Securities LLC

Siebert Williams Shank & Co., LLC

CUSIP/ISIN:	345397D67 / US345397D674

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. An explanation of the significance of ratings may be obtained from the ratings agencies. Generally, ratings agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. Each of the expected security ratings above should be evaluated independently of any other security rating.

It is expected that delivery of the Notes will be made against payment therefor on or about November 7, 2023, which will be the third business day following the date of pricing of the Notes (such settlement cycle being referred to herein as “T+3”). Under Rule 15c6-1 pursuant to the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade those Notes on the date of pricing should consult their own advisor.

The issuer has filed a registration statement, including a prospectus and a preliminary prospectus supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement (or, if available, the prospectus supplement) if you request it by calling BofA Securities, Inc. at +1 (800) 294-1322, Citigroup Global Markets Inc. at +1 (800) 831-9146, J.P. Morgan Securities LLC at +1 (212) 834-4533, Mizuho Securities USA LLC at +1 (866) 271-7403, NatWest Markets Securities Inc. at +1 (800) 231-5380 or SMBC Nikko Securities America, Inc. at +1 (888) 868-6856.